UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 13, 2008

__________

Z TRIM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Illinois	000-27841	36-4197173
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1011 Campus Drive Mundelein, IL 60060 (Address of principal executive offices)		60060 (Zip code)

Registrant’s telephone number, including area code: (847) 549-6002

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure

On February 20, 2008, the Company issued a press release reporting the matters described in Item 8.01 herein.  A copy of the press release is attached hereto as Exhibit 99.

Item 8.01                      Other Information

Update Regarding Status of Zaghi Litigation

As the Company previously reported, on November 29, 2007 the settlement agreement concerning the Company’s litigation with Farhad Zaghi and related parties (collectively, “Zaghi”) was deemed null and void by Zaghi.

The parties have since attended a court-ordered settlement conference, and all parties other than Greg Halpern (the Company’s former CEO) have reached a new settlement agreement.  Whereas the old agreement had two components:  (1) the Company would have an open-ended obligation to issue common stock to Zaghi until he realized proceeds of approximately $1.7 million from the sale of stock before the litigation would be dismissed, and (2) the issuance of approximately 2.26 million warrants, the new agreement requires only that a fixed number of shares and warrants be issued to Zaghi.  Specifically, under the new settlement agreement, the Company has agreed to issue to a Zaghi affiliate and register for resale 3 million shares of the Company’s common stock and a warrant to purchase an additional 2.5 million shares of the Company’s common stock.  The warrant is immediately exercisable, with a three-year term and a variable exercise price equal to the lowest twelve-trading-day average closing price of the Company’s common stock during the period between the date of issuance of the warrant and the date of notice of exercise.  Under the new settlement agreement, the parties to the agreement have agreed to dismiss their cases without prejudice, and have exchanged covenants not to sue.    The Company’s registration obligation with respect to the settlement shares and the shares underlying the warrants is on a best-efforts basis, but if the registration is not effective by March 17, 2008, Zaghi will have the right to terminate the agreement.

Item 9.01.                                Financial Statements and Exhibits.

(d)           Exhibits.

No.	Description

99	Press Release dated February 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Z TRIM HOLDINGS, INC.

February 20, 2008	By:	/s/ Steven J. Cohen
Steven J. Cohen
President

INDEX TO EXHIBITS

No.	Description

99	Press Release dated February 20, 2008

4